EXHIBIT (a)(2)

BOND PORTFOLIO

AMENDMENT TO DECLARATION OF TRUST

(effective July 18, 2016)

AMENDMENT effective July 18, 2016, made to the Agreement and Declaration of Trust made December 17, 2012, as amended (hereinafter called the “Declaration”), of BOND PORTFOLIO, a Massachusetts business trust (hereinafter called the “Trust”), by the undersigned being at least a majority of the Trustees of the Trust in office.

WHEREAS, Section 10.4(a)(i) of Article X of the Declaration empowers the Trustees of the Trust to amend the Declaration without the vote or consent of Shareholders to change the name of the Trust;

WHEREAS, the Trustees of the Trust have deemed it desirable to amend the Declaration in the following manner to change the name of the Trust, and a majority of the Trustees are empowered to make, execute and file this Amendment to the Declaration;

NOW, THEREFORE, at least a majority of the duly elected and qualified Trustees do hereby amend the Declaration in the following manner:

1.

The caption at the head of the Declaration is hereby amended to read as follows:

MULTISECTOR INCOME PORTFOLIO

2.

Article I Section 1.1 of the Declaration is hereby amended to read as follows:

ARTICLE I

Section 1.1. Name.  The name of the trust created hereby is Multisector Income Portfolio.

IN WITNESS WHEREOF, the undersigned certifies this amendment has been duly adopted by a written consent of the Board of Trustees on July 18.  Signed this 18th day of July, 2016.

/s/ Maureen A. Gemma

Maureen A. Gemma

Secretary to the Portfolio